Exhibit 99.1

Yum China Reports First Quarter 2021 Results

Total Revenues grew 46%. System Sales grew 34% and Same-Store Sales were up 10% in constant currency

Opened 315 new stores and reported $342 million Operating Profit

Shanghai, China (April 27, 2021) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the first quarter ended March 31, 2021.

Impact of COVID-19 Outbreak and Mitigation Efforts

Yum China reported substantial year-over-year growth in the first quarter, as the Company began to lap prior year periods that were impacted by COVID-19. System sales growth was mainly attributable to same-store sales growth, new unit contribution and substantially fewer temporary store closures. Operating Profit growth was further driven by lower commodity prices and productivity gains.

First quarter sales were impacted by regional resurgences of COVID-19 before the Chinese New Year and tightened public health measures across China. The tightened measures and associated consumer caution resulted in smaller gatherings and a noticeably reduced volume of travel. Our transportation and tourist locations, representing high single digits of our store mix, were significantly affected by the decline in travel. According to government statistics, the number of travelers was down approximately 40% versus 2020, and down approximately 70% versus 2019, when compared to the corresponding 40-day Chinese New Year holiday periods. These impacts were more pronounced for KFC, which accounts for most of our stores in these locations.

The pandemic has also introduced volatility and uncertainty to our operations. The Company acted and reacted nimbly to changing conditions. By planning for a wide range of possible situations, our team worked tirelessly to meet shifting demand across city tiers, trade zones and sales channels. Leveraging our digital capabilities, direct connection with consumers and in-house supply chain, we were able to deftly adjust offers and promotions to changing market conditions. We deployed resources flexibly to help ensure the best possible levels of restaurant staffing and delivery riders, as demand patterns shifted.

Looking ahead, the Company expects a full recovery of same-store sales to pre-COVID-19 levels to take time, and the unevenness of recovery to linger for several reasons. Public health measures and social distancing behaviors persist as occasional outbreaks, such as those in the first quarter and more recent outbreaks in Yunnan province, remind people of the lingering risks. Dine-in traffic, as well as sales at our transportation locations, remains well below 2019 levels. Accordingly, the Company will continue to focus on driving the sales recovery while ensuring the safety of our employees and customers.

First Quarter Highlights

●	Total revenues increased 46% year over year to $2.56 billion from $1.75 billion (a 36% increase excluding foreign currency translation (“F/X”)).
●	Total system sales increased 34% year over year, with increases of 24% at KFC and 57% at Pizza Hut, excluding F/X.
●	Same-store sales increased 10% year over year, with increases of 5% at KFC and 38% at Pizza Hut, excluding F/X.
●	Opened 315 new stores during the quarter; total store count reached 10,725 as of March 31, 2021.
●	Restaurant margin was 18.7%, compared with 10.7% in the prior year period.
●	Operating Profit increased 250% year over year to $342 million from $97 million (a 227% increase excluding F/X).
●	Adjusted Operating Profit increased 249% year over year to $345 million from $98 million (a 227% increase excluding F/X).
●	Effective tax rate was 29.6%.
●	Net Income increased 272% to $230 million from $62 million in the prior year period, primarily due to the increase in Operating Profit.
●

Adjusted Net Income increased 271% to $233 million from $63 million in the prior year period (a 249% increase excluding the mark-to-market losses of $16 million and $8 million in the first quarter of 2021 and 2020, respectively, from our equity investments; a 225% increase if further excluding F/X).

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

●	Diluted EPS increased 231% to $0.53 from $0.16 in the prior year period.
●

Adjusted Diluted EPS increased 238% to $0.54 from $0.16 in the prior year period (a 217% increase excluding the mark-to-market losses from our equity investments in the first quarter of 2021 and 2020; a 194% increase if further excluding F/X).

●	Results include the consolidation of Huang Ji Huang since April 2020, and Suzhou KFC since August 2020.

Key Financial Results

First Quarter 2021
% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+34	+10	+15	+250
KFC	+24	+5	+11	+113
Pizza Hut	+57	+38	+5	NM

	First Quarter
(in US$ million, except			% Change
per share data and percentages)	2021	2020	Reported	Ex F/X
Operating Profit	$342	$97	+250	+227
Adjusted Operating Profit[1]	$345	$98	+249	+227
Net Income	$230	$62	+272	+244
Adjusted Net Income[1]	$233	$63	+271	+244
Basic Earnings Per Common Share	$0.55	$0.16	+244	+219
Adjusted Basic Earnings Per
Common Share[1]	$0.55	$0.17	+224	+200
Diluted Earnings Per Common Share	$0.53	$0.16	+231	+206
Adjusted Diluted Earnings Per
Common Share[1]	$0.54	$0.16	+238	+213

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to not meaningful.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “Our first quarter results once again demonstrated the resilience of Yum China and were accomplished by our dedicated and tireless team of over 400,000 people. We delivered solid sales growth and operating profit amid challenging market conditions. Our operations and supply chain teams overcame a wide array of challenges and uncertainties, managed potential disruptions and delivered robust operations for our stores. Our brands adapted quickly to an unusual Chinese New Year, driving on- and off-premise dining demand with compelling offers and flexible resource planning. KFC continued its journey of accelerated growth, while Pizza Hut made significant strides in making its business more resilient.”

Wat continued, “We remain optimistic about our long-term growth opportunity in China, which is reflected in our vigorous pace of investment. We accelerated store network expansion, opening 315 new stores during the quarter. As part of our end-to-end digitization initiatives, we are digitizing and automating our restaurants to improve operational efficiency. Leveraging emerging technologies, we have been enhancing our ability to manage inventory, product quality and kitchen processes. Furthermore, we continue to fortify our supply chain to give us more operational flexibility, allow us to be more responsive and to grow even faster. During the quarter, we took a 5% equity interest in our largest poultry supplier Sunner to deepen collaboration, and broke ground to build an intelligent supply chain support center in Chengdu. All these initiatives are essential to help accelerate our growth in the years ahead.”

Andy Yeung, CFO of Yum China, added, “While we are pleased with the first quarter performance, sales were impacted by regional outbreaks and significantly reduced travel volumes. The impacts of COVID-19 are subsiding, but we continue to expect the recovery of same-store sales to 2019 levels to take time and the recovery path to remain uneven and non-linear. In the short term, the top priority of our business is to drive consumer traffic back to our stores. We plan to invest more in our marketing, value proposition, digital engagement and customer service. On the other hand, we are also seeing early signs of inflationary pressure in commodity prices and wages as the economy continues to recover. Despite the lingering effects of COVID-19, we will continue to invest to drive sustainable long-term growth.”

Dividends

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on June 18, 2021 to shareholders of record as of the close of business on May 25, 2021.

Digital and Delivery

●	The KFC and Pizza Hut loyalty programs exceeded 315 million members combined as of quarter-end. Member sales increased to approximately 61% of system sales in the first quarter of 2021.
●

Delivery contributed approximately 29% of KFC and Pizza Hut’s Company sales in the first quarter of 2021, a decrease of approximately six percentage points from the prior year period due to recovery of dine-in volumes.

●	Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 84% of KFC and Pizza Hut’s Company sales in the first quarter of 2021.
KFC and Pizza Hut Total	First Quarter
	2021	2020
Member count (as of period-end)	315 million+	250 million+
Member sales as % of system sales	~61%	~59%
Delivery as % of Company sales	~29%	~35%
Digital orders as % of Company sales	~84%	~80%

New-Unit Development and Asset Upgrade

●	The Company opened 315 new stores in the first quarter of 2021, mainly driven by development of the KFC brand.
●	The Company remodeled 108 stores in the first quarter of 2021.
	New Units	Restaurant Count
	First Quarter	As of March 31
	2021	2021	2020
Yum China	315	10,725	9,295
KFC	253	7,373	6,661
Pizza Hut	44	2,382	2,271
Others[2]	18	970	363

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

●

Restaurant margin was 18.7% in the first quarter of 2021, compared with 10.7% in the prior year period, primarily attributable to sales leverage, lower commodity prices and higher productivity, partially offset by increased value promotions, lower temporary relief provided by landlords and government agencies and wage inflation.

	First Quarter
	2021	2020	ppts change
Yum China	18.7%	10.7%	+8.0
KFC	19.9%	13.6%	+6.3
Pizza Hut	15.3%	0.3%	+15.0

2021 Outlook

The Company’s fiscal year 2021 targets remain unchanged:

•	To open approximately 1,000 new stores (gross).
•	To make capital expenditures of approximately $600 million.

Other Updates

•

On March 16, 2021, the Company announced that it acquired a 5% equity interest in Fujian Sunner Development Co., Ltd. (“Sunner”), the Company’s largest poultry supplier, for total cash consideration of approximately $261 million. This strategic investment is intended to enhance the Company’s supply chain security and deepen its collaboration with Sunner, especially in product development and menu innovation.

•

On March 26, 2021, Yum China announced the beginning of construction of its Southwest Supply Chain Support Center in Chengdu with a total investment of approximately $28 million. This center is part of Yum China’s intelligent supply chain initiative that integrates Internet of Things technology, big data platforms and high-quality cold chain logistics facilities to support the Company’s rapid development.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00 p.m. U.S. Eastern Time on Tuesday, April 27, 2021 (8:00 a.m. Beijing/Hong Kong Time on Wednesday, April 28, 2021).

Operator-assisted conference calls are not available at the moment. Please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link:	http://apac.directeventreg.com/registration/event/2388999
Conference ID:	2388999

A live webcast of the call may also be accessed at https://edge.media-server.com/mmc/p/6urc2ev7.

A replay of the conference call will be available two hours after the call ends until 10:00 a.m. U.S. Eastern Time on Wednesday, May 5, 2021 (10:00 p.m. Beijing/Hong Kong Time on Wednesday, May 5, 2021) and may be accessed by phone at the following numbers:

U.S.:	1 855 452 5696
Mainland China:	400 602 2065 or 800 870 0206
Hong Kong:	+852 3051 2780
U.K.:	0808 234 0072
International:	+61 2 8199 0299

Replay access code:	2388999

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2021 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 outbreak, the anticipated effects of our innovation, digital and delivery capabilities and investments on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 outbreak, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 10,725 restaurants in over 1,500 cities at the end of March 2021. Yum China ranked # 361 on the Fortune 500 list for 2020. Yum China has been named the Industry Leader for the Restaurant & Leisure Facilities Industry in the 2020 Dow Jones Sustainability Indices. In 2021, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2021 in China by the Top Employers Institute, both for the third consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change
	3/31/2021	3/31/2020	B/(W)
Revenues
Company sales	$2,331	$1,548	51
Franchise fees and income	42	35	17
Revenues from transactions with franchisees and unconsolidated affiliates	171	161	6
Other revenues	13	10	29
Total revenues	2,557	1,754	46
Costs and Expenses, Net
Company restaurants
Food and paper	704	495	(42)
Payroll and employee benefits	544	394	(38)
Occupancy and other operating expenses	648	494	(31)
Company restaurant expenses	1,896	1,383	(37)
General and administrative expenses	130	99	(32)
Franchise expenses	17	17	3
Expenses for transactions with franchisees and unconsolidated affiliates	169	156	(8)
Other operating costs and expenses	11	10	(5)
Closures and impairment (income) expenses, net	(2)	8	NM
Other income, net	(6)	(16)	(63)
Total costs and expenses, net	2,215	1,657	(34)
Operating Profit	342	97	250
Interest income, net	15	9	68
Investment loss	(12)	(8)	(42)
Income Before Income Taxes	345	98	251
Income tax provision	(102)	(32)	(218)
Net income – including noncontrolling interests	243	66	268
Net income – noncontrolling interests	13	4	(206)
Net Income – Yum China Holdings, Inc.	$230	$62	272
Effective tax rate	29.6%	32.7%	3.1	ppts.

Basic Earnings Per Common Share	$0.55	$0.16
Weighted-average shares outstanding (in millions)	420	376

Diluted Earnings Per Common Share	$0.53	$0.16
Weighted-average shares outstanding (in millions)	434	386

Cash Dividends Declared Per Common Share	$0.12	$0.12

Company sales	100.0%	100.0%
Food and paper	30.2	32.0	1.8	ppts.
Payroll and employee benefits	23.3	25.5	2.2	ppts.
Occupancy and other operating expenses	27.8	31.8	4.0	ppts.
Restaurant margin	18.7%	10.7%	8.0	ppts.
Operating margin	14.7%	6.3%	8.4	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2021	3/31/2020	B/(W)
Revenues
Company sales	$1,783	$1,220	46
Franchise fees and income	33	33	(2)
Revenues from transactions with franchisees and unconsolidated affiliates	15	16	(6)
Other revenues	1	—	NM
Total revenues	1,832	1,269	44
Costs and Expenses, Net
Company restaurants
Food and paper	540	392	(38)
Payroll and employee benefits	398	287	(39)
Occupancy and other operating expenses	490	375	(30)
Company restaurant expenses	1,428	1,054	(36)
General and administrative expenses	55	46	(19)
Franchise expenses	16	16	3
Expenses for transactions with franchisees and unconsolidated affiliates	15	16	7
Closures and impairment expenses, net	—	1	NM
Other income, net	(9)	(17)	(45)
Total costs and expenses, net	1,505	1,116	(35)
Operating Profit	$327	$153	113
Company sales	100.0%	100.0%
Food and paper	30.3	32.1	1.8	ppts.
Payroll and employee benefits	22.3	23.5	1.2	ppts.
Occupancy and other operating expenses	27.5	30.8	3.3	ppts.
Restaurant margin	19.9%	13.6%	6.3	ppts.
Operating margin	18.3%	12.6%	5.7	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2021	3/31/2020	B/(W)
Revenues
Company sales	$538	$322	67
Franchise fees and income	2	1	90
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	91
Total revenues	541	324	67
Costs and Expenses, Net
Company restaurants
Food and paper	160	102	(58)
Payroll and employee benefits	143	104	(36)
Occupancy and other operating expenses	153	115	(34)
Company restaurant expenses	456	321	(42)
General and administrative expenses	25	24	(6)
Franchise expenses	1	1	(38)
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	(75)
Closures and impairment (income) expenses, net	(2)	5	NM
Total costs and expenses, net	481	352	(37)
Operating Profit (Loss)	$60	$(28)	NM
Company sales	100.0%	100.0%
Food and paper	29.8	31.6	1.8	ppts.
Payroll and employee benefits	26.4	32.4	6.0	ppts.
Occupancy and other operating expenses	28.5	35.7	7.2	ppts.
Restaurant margin	15.3%	0.3%	15.0	ppts.
Operating margin	11.1%	(8.7)%	19.8	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	3/31/2021	12/31/2020
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,084	$1,158
Short-term investments	3,026	3,105
Accounts receivable, net	102	99
Inventories, net	345	398
Prepaid expenses and other current assets	199	176
Total Current Assets	4,756	4,936
Property, plant and equipment, net	1,749	1,765
Operating lease right-of-use assets	2,140	2,164
Goodwill	829	832
Intangible assets, net	234	246
Deferred income tax assets	83	98
Investments in unconsolidated affiliates	48	85
Other assets	998	749
Total Assets	10,837	10,875

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,800	1,995
Income taxes payable	122	72
Total Current Liabilities	1,922	2,067
Non-current operating lease liabilities	1,882	1,915
Non-current finance lease obligations	28	28
Deferred income tax liabilities	227	227
Other liabilities	165	167
Total Liabilities	4,224	4,404

Redeemable Noncontrolling Interest	12	12

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 440 million shares and 440 million shares issued at March 31, 2021 and December 31, 2020, respectively; 420 million shares and 420 million shares outstanding at March 31, 2021 and December 31, 2020, respectively	4	4
Treasury stock	(728)	(728)
Additional paid-in capital	4,664	4,658
Retained earnings	2,285	2,105
Accumulated other comprehensive income	150	167
Total Yum China Holdings, Inc. Stockholders' Equity	6,375	6,206
Noncontrolling interests	226	253
Total Equity	6,601	6,459
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$10,837	$10,875

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Quarter Ended
	3/31/2021	3/31/2020
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$243	$66
Depreciation and amortization	128	109
Non-cash operating lease cost	101	88
Closures and impairment (income) expenses	(2)	8
Investment loss	12	8
Equity income from investments in unconsolidated affiliates	(17)	(20)
Distributions of income received from unconsolidated affiliates	11	8
Deferred income taxes	15	2
Share-based compensation expense	10	7
Changes in accounts receivable	(3)	9
Changes in inventories	52	57
Changes in prepaid expenses and other current assets	20	10
Changes in accounts payable and other current liabilities	(175)	(192)
Changes in income taxes payable	51	5
Changes in non-current operating lease liabilities	(104)	(102)
Other, net	(11)	(3)
Net Cash Provided by Operating Activities	331	60
Cash Flows – Investing Activities
Capital spending	(165)	(87)
Purchases of short-term investments	(1,180)	(275)
Maturities of short-term investments	1,258	390
Prepayment for investment	—	(27)
Investment in equity securities	(261)	—
Other, net	1	1
Net Cash (Used in) Provided by Investing Activities	(347)	2
Cash Flows – Financing Activities
Repurchase of shares of common stock	—	(8)
Cash dividends paid on common stock	(50)	(45)
Dividends paid to noncontrolling interests	(1)	—
Other, net	(4)	1
Net Cash Used in Financing Activities	(55)	(52)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	(3)	(8)
Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(74)	2
Cash, Cash Equivalents, and Restricted Cash - Beginning of Period	1,158	1,055
Cash, Cash Equivalents, and Restricted Cash - End of Period	$1,084	$1,057

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted Earnings Per Common Share ("EPS"), Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended
	3/31/2021	3/31/2020

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$342	$97
Special Items, Operating Profit	(3)	(1)
Adjusted Operating Profit	$345	$98
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$230	$62
Special Items, Net Income –Yum China Holdings, Inc.	(3)	(1)
Adjusted Net Income – Yum China Holdings, Inc.	$233	$63
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.55	$0.16
Special Items, Basic Earnings Per Common Share	—	(0.01)
Adjusted Basic Earnings Per Common Share	$0.55	$0.17
Diluted Earnings Per Common Share	$0.53	$0.16
Special Items, Diluted Earnings Per Common Share	(0.01)	—
Adjusted Diluted Earnings Per Common Share	$0.54	$0.16
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	29.6%	32.7%
Impact on effective tax rate as a result of Special Items	0.3%	0.3%
Adjusted effective tax rate	29.3%	32.4%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended
	3/31/2021	3/31/2020
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$230	$62
Net income – noncontrolling interests	13	4
Income tax provision	102	32
Interest income, net	(15)	(9)
Investment loss	12	8
Operating Profit	342	97
Special Items, Operating Profit	3	1
Adjusted Operating Profit	345	98
Depreciation and amortization	128	109
Store impairment charges	3	12
Adjusted EBITDA	$476	$219

Details of Special Items are presented below:

	Quarter Ended
	3/31/2021	3/31/2020
Share-based compensation expense for Partner PSU awards(1)	(3)	(1)
Special Items, Operating Profit	(3)	(1)
Tax effect on Special Items(2)	—	—
Special Items, net income – including noncontrolling interests	(3)	(1)
Special Items, net income – noncontrolling interests	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(3)	$(1)
Weighted-average Diluted Shares Outstanding (in millions)	434	386
Special Items, Diluted Earnings Per Common Share	$(0.01)	$—

(1)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants to the same employees during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost of $3 million and $1 million associated with the Partner PSU Awards for the quarter ended March 31, 2021 and 2020, respectively.

(2)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2020	New Builds	Closures	Refranchised	3/31/2021
Company-owned	5,872	197	(38)	(1)	6,030
Unconsolidated affiliates	677	31	(4)	—	704
Franchisees	617	25	(4)	1	639
Total	7,166	253	(46)	—	7,373

Pizza Hut

	12/31/2020	New Builds	Closures	3/31/2021
Company-owned	2,230	42	(17)	2,255
Franchisees	125	2	—	127
Total	2,355	44	(17)	2,382

Others

	12/31/2020	New Builds	Closures	3/31/2021
Company-owned	88	2	(4)	86
Unconsolidated affiliates	4	1	—	5
Franchisees	893	15	(29)	879
Total	985	18	(33)	970

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 3/31/2021	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,783	$538	$10	$—	$—	$2,331
Franchise fees and income	33	2	7	—	—	42
Revenues from transactions with franchisees and unconsolidated affiliates(2)	15	1	26	129	—	171
Other revenues	1	—	35	2	(25)	13
Total revenues	$1,832	$541	$78	$131	$(25)	$2,557
Company restaurant expenses	1,428	456	12	—	—	1,896
General and administrative expenses	55	25	9	41	—	130
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	15	1	24	129	—	169
Other operating costs and expenses	—	—	33	3	(25)	11
Closures and impairment income, net	—	(2)	—	—	—	(2)
Other (income) expenses, net	(9)	—	3	—	—	(6)
Total costs and expenses, net	1,505	481	81	173	(25)	2,215
Operating Profit (Loss)	$327	$60	$(3)	$(42)	$—	$342

Quarter Ended 3/31/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,220	$322	$6	$—	$—	$1,548
Franchise fees and income	33	1	1	—	—	35
Revenues from transactions with franchisees and unconsolidated affiliates(2)	16	1	5	139	—	161
Other revenues	—	—	16	1	(7)	10
Total revenues	$1,269	$324	$28	$140	$(7)	$1,754
Company restaurant expenses	1,054	321	9	—	(1)	1,383
General and administrative expenses	46	24	8	21	—	99
Franchise expenses	16	1	—	—	—	17
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	1	4	135	—	156
Other operating costs and expenses	—	—	15	1	(6)	10
Closures and impairment expenses, net	1	5	2	—	—	8
Other (income) expenses, net	(17)	—	—	1	—	(16)
Total costs and expenses, net	1,116	352	38	158	(7)	1,657
Operating Profit (Loss)	$153	$(28)	$(10)	$(18)	$—	$97

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)	Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)

Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates.